EXHIBIT 10.1

SECOND AMENDMENT And Waiver TO LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT (this “Second Amendment”) is made and entered into as of October 9, 2019, by and between EAST WEST BANK, a Delaware corporation (“Bank”), and NEW AGE BEVERAGES CORPORATION, a Washington corporation (“Borrower”).

WHEREAS, Borrower and Bank are party to that certain Loan and Security Agreement, dated as of March 29, 2019, by and between Borrower, as borrower, and Bank, as lender (as amended by that certain First Amendment, Waiver and Consent to Loan and Security Agreement, dated as of July 11, 2019, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower and Bank desire to (i) amend certain provisions of the Loan Agreement, (ii) waive any default or Event of Default that has arisen or would otherwise arise under Section 8.2(a) of the Loan Agreement for Borrower and its Subsidiaries’ failure to maintain, in accordance with Section 7.12(b) of the Loan Agreement, at least $5,000,000 of Net Cash at all times in an account at Bank or any of Bank’s Affiliates in the United States or in China during the period from July 25, 2019 to the date hereof and (iii) waive any default or Event of Default that has arisen or would otherwise arise under Section 8.2(a) of the Loan Agreement as a result of Borrower and its Subsidiaries failing to (x) maintain, in accordance with Section 6.8(a) and Section 7.6 of the Loan Agreement, their primary operating accounts with Bank and/or Bank’s Affiliates and (y) ensure, in accordance with Section 6.8(a) and Section 7.6 of the Loan Agreement, that their deposit accounts and securities/investment accounts with third party financial institutions located in China contain no more than 40% of Borrower and its Subsidiaries’ total cash, Cash Equivalents and investment balances maintained in China; and

WHEREAS, pursuant to Section 9.6 of the Loan Agreement, a waiver under the Loan Agreement may be granted by Bank, and pursuant to Section 12.7 of the Loan Agreement, the Loan Agreement may be amended by an instrument in writing signed by Borrower and Bank.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement. This Second Amendment shall constitute a Loan Document for all purposes of the Loan Agreement and the other Loan Documents.

2. Waiver. Bank hereby waives any non-compliance by Borrower with the covenants set forth in (i) Section 7.12(b) the Loan Agreement as a result of its and its Subsidiaries’ failure to maintain at least $5,000,000 of Net Cash at all times in an account at Bank or any of Bank’s Affiliates in the United States or in China during the period from July 25, 2019 to the date hereof and (ii) Section 6.8(a) and Section 7.6 of the Loan Agreement as a result of Borrower and its Subsidiaries failing to (x) maintain their primary operating accounts with Bank and/or Bank’s Affiliates and (y) ensure that their deposit accounts and securities/investment accounts with third party financial institutions located in China contain no more than 40% of Borrower and its Subsidiaries’ total cash, Cash Equivalents and investment balances maintained in China, and, in each case, any default or Event of Default that may have occurred or would otherwise arise as a result of the foregoing.

3. Amendment to Section 6.8(a). Section 6.8(a) of the Loan Agreement is hereby deleted in its entirety and replaced with “Borrower shall, and shall cause each Subsidiary operating in the United States to, (i) no later than November 30, 2019, maintain its primary operating and other deposit accounts, the Cash Collateral Account and primary securities/investment accounts and all excess cash with Bank and/or Bank’s Affiliates and (ii) promptly, and in any event no later than November 30, 2019, instruct all parties making payments (including, but not limited to, in respect of accounts receivable and dividends) to Borrower and/or any Subsidiary to remit such payments to an account contemplated by clause (i) above; provided that Borrower and its Subsidiaries shall be permitted to maintain deposit accounts and securities/investment accounts with third party financial institutions in the United States so long as such accounts contain no more than 15% of Borrower’s and such Subsidiaries’ total cash, Cash Equivalents and investment balances maintained in the United States.”

4. Amendment to Section 7.6. Section 7.6 of the Loan Agreement is hereby deleted in its entirety and replaced with “Maintain any Collateral Account in the United States, or permit any Subsidiary to do so, except pursuant to the terms of Section 6.8 hereof.”.

5. Amendment to Section 7.12(b). Section 7.12(b) of the Loan Agreement is hereby amended by replacing “$5,000,000 in the aggregate at any time on and after the Effective Date through December 31, 2019” with “$2,000,000 in the aggregate at any time on and after the Effective Date through December 31, 2019”.

6. Conditions to Effectiveness. This Second Amendment shall become effective upon (i) receipt by Bank of counterpart signatures to this Second Amendment duly executed and delivered by Bank and Borrower and (ii) Bank’s receipt of payment of an amendment fee in an amount equal to $8,000.00.

7. Expenses. Borrower agrees to pay on demand all expenses of Bank (including, without limitation, the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to Bank) incurred in connection with the negotiation, preparation, execution and delivery of this Second Amendment.

8. Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

(a) After giving effect to this Second Amendment, the representations and warranties contained in the Loan Agreement or any other Loan Document shall be true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(b) After giving effect to this Second Amendment, no default or Event of Default shall have occurred and be continuing.

9. No Implied Amendment or Waiver. Except as expressly set forth in this Second Amendment, this Second Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of Bank under the Loan Agreement or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Loan Agreement, all of which shall continue in full force and effect. Nothing in this Second Amendment shall be construed to imply any willingness on the part of Bank to agree to or grant any similar or future consent or waiver of any of the terms and conditions of the Loan Agreement or the other Loan Documents.

10. Release. Borrower hereby acknowledges and agrees that: (a) to its knowledge neither it nor any of its Affiliates have any claim or cause of action against Bank (or any of its Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement as of the date hereof and (b) to its knowledge, as of the date hereof, Bank has heretofore properly performed and satisfied in a timely manner all of its obligations to Borrower under the Loan Agreement. Notwithstanding the foregoing, Bank wishes to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Bank’s rights, interests and/or remedies under the Loan Agreement. Accordingly, for and in consideration of the agreements contained in this Second Amendment and other good and valuable consideration, Borrower (for itself and its Affiliates and the successors and assigns of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Bank and its Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, in each case that exist or have occurred on or prior to the date of this Second Amendment which any Releasor has heretofore had or now shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement, or any act, event or transaction related or attendant thereto, or Bank’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of Borrower, or the making of any advance thereunder, or the management of such advance, in each case on or prior to the date of this Second Amendment.

11. Counterparts. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by e-mail (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

12. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NEW AGE BEVERAGES CORPORATION,
as Borrower

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould
Title:	Chief Financial Officer

EAST WEST BANK,
as Bank

By:	/s/ Pa Cheng
Name:	Pa Cheng
Title:	Portfolio Manager, AVP

Signature Page to Second Amendment and Waiver to Loan and Security Agreement